Exhibit 10.3

CONTRACT OF EMPLOYMENT

Between

PROFIT SAIL Int’l Express (H.K.) Ltd. (the Company)

And

Tsui Chun Kit (the Employee)

IT IS HEREBY AGREED that this Contract supersedes all previous agreements, verbal or written, made between the Employee and the Company. The Company shall employ the Employee and the Employee shall serve the Company as Chief Financial Officer subject to following terms and conditions.

1.	Terms of Employment

1.1	The employment of the Employee shall commence on 07 March 2022.

1.2	The employment of the Employee may be terminated:

1.21	by either party giving one month notice after employment

1.22	by either party’s payment in lieu of notice as indicated in sub-clause 2 and 3 above.

2	Remuneration

2.1	A fixed salary of HK$ 85,000 per month will be payable on the second last (working) day of each month.

2.2	The annual bonus (so-called 13th month or year-end bonus in Hong Kong), if any, is discretionary and performance-related. It is solely at the discretion of the management of the Company if and when the bonus would be given.

1 page of 4	Employee’s Signature	/s/ Tsui Chun Kit

3	Other Benefits

3.1	After completion of one full year service, the Employee will be entitled to:

a.	An annual leave of 12 work days per year, and Saturday is counted as one day in this connection. Accumulation of the leave is not allowed. The employee will not be entitled to enjoy the annual leave if the employee resigns during the probation period. If the employee resigns during the time he has worked for a period of less than 12 months, he will be entitled to have a pro rata annual leave based on 7 work days;

b.	Hospitalization benefits (refer to the relevant insurance policy for details of the coverage); and

c.	Medical reimbursement of eighty percent of (outpatient) medical costs payable or HK$ 160 whichever is lower. The maximum reimbursement of the aforementioned medical costs is limited to 12 x HK$160 each year.

3.2	The Company will enroll the Employee in Mandatory Provident Fund scheme as statutorily obliged.

4	Working Hour

4.1	Monday to Friday: 0900 – 1300 / 1400 – 1800 hours

4.2	The Employee shall not without prior consent of the Company in writing:

a)	engage in any other business, or

b)	be concerned or interested in any other business of a similar nature to or competitive with that carried on by the Company.

c)	bring in one’s own software to office and download on PCs. Strong disciplinary action to the extent of summary dismissal will be taken against anyone who goes against the aforementioned stipulations.

5	Job Assignment

5.1	The Employee might be required to work in other capacity, with different duties and responsibilities from the current post on temporary or permanent basis, in the sole discretion of the Company subject to formal notification of same being provided to the Employee.

5.2	The Company may request the Employee to carry out such duties, as it deems appropriate.

5.3	The Company may second the Employee to work in such place, as it deems appropriate and may even second them to a place abroad for a period not exceeding two months.

2 page of 4	Employee’s Signature	/s/ Tsui Chun Kit

5.4	The Company may request the Employee to work overtime.

5.5	The Company may require the Employee to travel overseas for training, or other business purposes.

5.6	The Employee shall not, without the prior written approval of the Company, disclose to any person, firm or corporation, any of the secrets or any other information concerning the Company which he/she may receive or obtain in relation to the affairs of the Company or to the working of any designs, process, system or invention which is carried on or used by the Company or which he/she may make or discover during his/her appointment and shall not use for his/her own purposes nor for any purposes other than those of the Company any information or knowledge of a confidential nature which he/she may from time to time acquire in relation to the Company. The obligation contained in this clause 5.6 shall apply during and at all times following termination of this contract of employment for whatever reason. If the Employee shall fail to comply with this clause 5.6, it constitutes a ground for summary dismissal.

6	Absenteeism Policy

6.1	The Employee who fails to properly notify the company of his/her absence for three consecutive working days will be considered to have voluntarily terminated his/her employment with the company.

7	Non-Competition

The Employee shall not at any time during the period of six months from the termination of his appoint with the company:-

a)	either on his own account or for any other person, firm or corporation directly or indirectly be engaged in any business in Hong Kong or mainland China which is or is likely to be in competition with the business of the Company or any holding, subsidiary or associate company of the Company or any firm or person associated with the Company;

b)	solicit or entice or endeavor to solicit or entice away any director, manager or servant of the Company or any of its subsidiaries or associated companies in Hong Kong or mainland China, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of such company;

3 page of 4	Employee’s Signature	/s/ Tsui Chun Kit

c)	employ any person who, during the currency of the Employee’s appointment, has been a director, manager, servant of or consultant to the Company or any of its subsidiaries or associated companies in Hong Kong or mainland China and who by reason of such employment is or secrets relating to the Company’s business or the business of the customers of the Company; and solicit business from any person, firm, company or organization which at any time during the currency of this Agreement has dealt with or was a customer or local/overseas agent of the Company or any of its subsidiaries or associated companies.

8.	Unauthorized Use of Computer

The Employee shall not use the computers installed in the Company in other manners which are not permitted by the Company.

9.	Miscellaneous

9.1	This contract shall be governed by and construed in accordance with the laws of Hong Kong. If any clause or provision of this contract shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such clause or provision or part shall to that extent be deemed not to form part of this contract but the enforceability of the remainder of this contract shall not be affected.

9.2	Having this employment contract signed and returned to the Company by the Employee shall construe as the employee’s total understanding and agreement to the terms and conditions stipulated in this contract.

For and on behalf of	Appointment & terms accepted by
Profit Sail Int’l Express (H.K.) Ltd

/s/ Alex Ko	/s/ Tsui Chun Kit
Alex Ko	Tsui Chun Kit
CEO

4 page of 4	Employee’s Signature	/s/ Tsui Chun Kit